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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 13, 2015 (except for Note 17, as to which the date is September 9, 2016) in the Registration Statement (Form S-4) and related Prospectus of Whole Foods Market, Inc. for the registration of $1.0 billion of its 5.2% bonds, and to the incorporation by reference therein of our report dated November 13, 2015, with respect to the effectiveness of internal control over financial reporting of Whole Foods Market, Inc. included in its Annual Report (Form 10-K) for the year ended September 27, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Austin, Texas September 9, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm